SUB-ITEM 77Q1(A)(I): AMENDMENT TO AMENDED
AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP


Amendment No. 4
to the
Amended and Restated Agreement of Limited Partnership

Federated Core Trust II, L.P.
a Delaware Limited Partnership

This Agreement of Limited Partnership is amended as follows, effective February 17, 2005:

A.	Strike subsection y, Series, of
Section 3, Definitions, of Article I Names and
 Definitions, and substitute in
its place the follows:

(y)	"Series" shall refer to the Emerging
 Markets Fixed Income Core Fund, Mortgage Core Fund, Capital
Appreciation Core Fund and Federated Market
Plus Fund and to each series of Interests established and designated in the future under or in accordance with the provisions of Article III and shall mean an entity such as that described
in Section 18(f)(2) of the 1940 Act, and subject to Rule 18f-2 thereunder.

       IN WITNESS WHEREOF, the parties named
 below have executed this Partnership Agreement as of the 17th day of February, 2005.

Federated Private Asset Management, Inc., as General
Partner


By:	/s/ John W. McGonigle
	Name:  John W. McGonigle
	Title:  Executive Vice President


	DIRECTORS of the Partnership, solely
in their capacity as such and not as partners:

/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue		Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley		/s/ Peter E. Madden
Thomas G. Bigley		Peter E. Madden

/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis		/s/ John E. Murray, Jr.
Nicholas P. Constantakis		John E. Murray, Jr.

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh






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